Exhibit 1.1

EXECUTION COPY

CONFIDENTIAL

LIMITED LIABILITY COMPANY AGREEMENT

of

Deephaven Capital Management Holdings LLC

among

Knight Capital Group, Inc.

KFP Holdings I LLC,

Deephaven Managing Partners, LLC,

Colin Smith,

Shailesh Vasundhra

and

Matthew Nunn

Dated as of: February 1, 2008

INDEX

Accountant	31
Act	1
Adjusted Capital Account Deficit	16
Approved Sale	33
Approving Members	33
Articles	44
Asset Threshold	17
Available Current Assets	8
Average Profit Percentages	12
Board	20
Business	2
Capital Account	4
Capital Contribution	16
Chairman	22
Code	16
Company	1
Confidential Information	29
Cumulative Net Income	16
Deephaven Asia	3
Deephaven Capital Management Holdings LLC	1
Deephaven International	3
Deephaven Management	3
Depreciation	16
Designated Managers	20
Determination	42
Earnings	11
Effective Date	1
Effective Date Fair Market Value	3
Effective Gains Rate	39
Effective Income Rate	39
Effective UK Gains Rate	41
Effective UK Rate	40
Excess Current Assets	17
excess nonrecourse liabilities	14
Fed Funds Rate	9
First Fiscal Year	8
First Fiscal Year Distribution	8
Funds	25
Gain on Sale	17
Gross Asset Value	17
Independent Third Party	35
Intellectual Property	28
Interest	42
Interests	3

Issuance	32
ITEPA	41
IUMV	42
Knight	1
Knight Capital	1
Knight Managers	20
Liens	5
Limited Liability Company Agreement	1
Loans	8
Loss on Sale	17
Management Group	1
Management Group Liabilities	38
Management Group Managers	20
Management Group Members	1
Management Group Shares	32
Management Interests	7
Management LLC Agreement	7
Management Turnover Expenses	10
Managers	20
Member	1
Net Income	18
Net Loss	18
Non-Solicit Period	27
Notices	42
Nunn	1
Offer	34
Option Agreement	7
person	46
Policies	28
Post-Effective Option	2
Pre-Effective Date Deferred Compensation Award	19
President and Chief Executive Officer	21
Regulations	19
Regulatory Allocations	13
Restricted Person	26
Sale	17
Sale of the Company	34
Sections	44
Shares	2
Smith	1
Software	28
Specified Groups	27
Super-Majority of the Managers	22
tail coverage	28
Tax Distributions	9
Termination Date	35

v

Trade Secrets	28
Transfer	32
Undistributed Cumulative Net Income	19
Unrecovered Capital Contributions	19
Vasundhra	1

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Limited Liability Company Agreement”) of Deephaven Capital Management Holdings LLC, a Delaware limited liability company (the “Company”), made as of the 1st day of February, 2008 (the “Effective Date”), by and among KFP Holdings I LLC, a Delaware limited liability company (“Knight”), Deephaven Managing Partners, LLC, a Minnesota limited liability company (the “Management Group”) (each individually, a “Member” and, collectively, the “Members”), Colin Smith (“Smith”), Shailesh Vasundhra (“Vasundhra”) and Matthew Nunn (“Nunn”, and, together with Smith and Vasundhra, the “Management Group Members”) and, solely with respect to Sections 3.01 and 7.11, Knight Capital Group, Inc., a Delaware corporation (“Knight Capital”).

WHEREAS, the Members desire to form a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute (the “Act”), and desire to enter into a written agreement pursuant to the Act governing the affairs of the Company and the conduct of its business. Accordingly, in consideration of the mutual covenants contained herein, the Members agree as follows:

ARTICLE I

ORGANIZATION

SECTION 1.01 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act. The actions of Steven J. Wright as an authorized person within the meaning of the Act for purposes of filing the Certificate of Formation for the Company with the Office of the Secretary of State of the State of Delaware in conformity with the Act are hereby ratified, confirmed and approved in all respects. Each of the Members hereby ratifies the actions taken by or on behalf of the Company prior to the Effective Date, as described in the preceding two sentences. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

SECTION 1.02 Name and Office. The name of the Company shall be “Deephaven Capital Management Holdings LLC”. All business of the Company shall be carried on in this name, with such variations and changes as the Board (as defined below) in its sole judgment deems necessary or appropriate to comply with requirements of the jurisdictions in which the Company’s operations are conducted, and all title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. The registered office and registered agent of the Company shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other office or agent as determined by the Board. The Company may have such offices and places of business as the Board may from time to time designate.

SECTION 1.03 Purpose. (a) The Company is formed for the following purposes: (i) subject to the terms of this Limited Liability Company Agreement, to afford the Members the possibility of gains from equity appreciation and other income by means of the management of assets and investments; (ii) to manage, own, supervise and dispose of the assets and investments referred to in the preceding clause (i); and (iii) to engage in any activities or transactions necessary or desirable to accomplish the foregoing purposes and to do any other act or thing incidental or ancillary thereto, including, without limitation, to engage in the business of managing accounts or funds and/or any related business at any time undertaken by the Company and any other business engaged in or being developed by the Company, or being considered by the Company. The Company’s business referred to in the preceding clauses (i) through (iii) is referred to herein as the “Business.”

(b) The Company shall not, without the prior written consent of a Super-Majority of the Managers (as such terms are defined in Section 6.04 hereof), engage in any business or activity other than the Business and those activities that are necessary or advisable to carry out the Business.

SECTION 1.04 Term. Subject to the provisions of Article X below, the Company shall have perpetual existence.

ARTICLE II

CAPITAL STRUCTURE AND CONTRIBUTIONS

SECTION 2.01 Authorized Shares.

Subject to the terms of this Limited Liability Company Agreement, the Company is authorized to issue equity interests in the Company designated as “Shares,” which shall constitute limited liability company interests under the Act. The total number of Shares which the Company shall have authority to issue is one hundred (100). Each Share shall be identical in all respects. On the Effective Date, (i) if the Company is formed as a result of an exercise of the Regular Option (as defined in the Option Agreement), forty-nine (49) Shares shall be issued to the Management Group and fifty-one (51) Shares shall be issued to Knight and (ii) if the Company is formed as a result of an exercise of the Change of Control Option (as defined in the Option Agreement), forty-nine (49) Shares shall be issued to Knight and fifty-one (51) Shares shall be issued to the Management Group. If, following the Effective Date, a Change of Control (as defined in the Option Agreement) occurs prior to December 31, 2012, the Management Group shall have the option (the “Post-Effective Option”), exercisable within one (1) year of the Change of Control, but in any event prior to December 31, 2012, to cause Knight to transfer two Shares to the Management Group such that, following the exercise of such Post-Effective Option, forty-nine (49) Shares shall be owned by Knight and fifty-one (51) Shares shall be owned by the Management Group. Such transfer shall occur and be effective on the first day of the first calendar month after the later of (x) the 15th day (or if such day is not a business day, the first business day thereafter) following notice from the Management Group of its intent to exercise such Post-Effective Option and (y) such day that all applicable regulatory, investor and contractual consents and approvals have been obtained and any other requirements to such exercise have been fully satisfied.

SECTION 2.02 Initial Capital Contribution.

On the Effective Date, Knight shall contribute to the capital of the Company all of the outstanding membership or other interests (the “Interests”) in Deephaven Capital Management LLC, a Delaware limited liability company (“Deephaven Management”); it being understood that the contribution of such Interests shall include the contribution of Deephaven Management’s 100% equity ownership of Deephaven Capital Management International Ltd., an FSA Category C Company in the United Kingdom (“Deephaven International”) and Deephaven Managements’s 100% equity ownership in Deephaven Asia Limited, a Hong Kong corporation (“Deephaven Asia”). It is understood that the contribution of such Interests shall be deemed, for tax purposes, as the contribution of all of the assets of Deephaven Management, Deephaven International and Deephaven Asia and an assumption by the Company of the liabilities of Deephaven Management, Deephaven International and Deephaven Asia and all of the liabilities to which the assets are subject. The Members agree that the aggregate fair market value of the Interests contributed by Knight shall be determined in accordance with the provisions of the Letter Agreement, dated as of February 1, 2008, by and among the Company, the Members and the Management Group, or, if no Sale of the Company has occurred, the fair market value of such Interests as later determined by a Determination (as defined in Section 11.2(m)) (the “Effective Date Fair Market Value”). Knight’s initial Capital Account balance shall be equal to the Effective Date Fair Market Value. Notwithstanding anything to the contrary contained in this Agreement, upon a Determination with respect to the taxable year of exercise of either the Regular Option or the Change of Control Option or thereafter, but prior to a Sale of the Company, that any Management Group Member recognized ordinary income directly or indirectly on the Effective Date as a result of a compensatory shift in the capital of the Company, Knight’s Capital Account shall not be reduced as a result of such Determination or in the amount of such compensatory shift and such Management Group Member’s Capital Account shall not be increased directly or indirectly as a result of such Determination or in the amount of such compensatory shift. On the Effective Date, the Management Group shall contribute to the capital of the Company cash in the amount of (i) if the execution of this Limited Liability Company Agreement has occurred as a result of the exercise of the Regular Option, $1.0 million or (ii) if the execution of this Limited Liability Company Agreement has occurred as a result of the exercise of the Change of Control Option, $2.0 million, and the Management Group shall have an initial Capital Account balance equal to the amount of such cash contribution.

SECTION 2.03 No Further Capital/Loans.

Except as expressly contemplated by this Limited Liability Company Agreement or with the prior written consent of each of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor, except as contemplated by this Limited Liability Company Agreement (including, without limitation, pursuant to Section 4.01(f)) shall any Member be required or entitled to loan any funds to the Company; provided, however, that upon the effectiveness of the exercise of the Post-Effective Option, the Management Group shall be required to make an additional cash contribution to the capital of the Company in the amount of $1.0 million.

SECTION 2.04 No Interest on Capital Contributions.

No Member shall be entitled to receive interest on its Capital Contributions (as defined in Section 5.10).

SECTION 2.05 Capital Accounts.

A capital account (“Capital Account”) shall be maintained for each Member on the books of the Company. The Capital Account for each Member shall be maintained in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions (including any contributions made or deemed to be made pursuant to Section 4.01(d)), such Member’s distributive share of Net Income and Gain on Sale (as defined in Section 5.10) and any items of income or gain specially allocated to such Member pursuant to Sections 5.05 or 5.06.

(ii) To each Member’s Capital Account there shall be debited such Member’s distributive share of Net Loss and Loss on Sale (as defined in Section 5.10), any items of deduction or loss specially allocated to such Member pursuant to Sections 5.05 or 5.06 and the amount of cash and the Gross Asset Value (as defined in Section 5.10) of any property distributed to such Member (net of liabilities assumed by such Member and liabilities, if any, to which such property is subject); provided, however, that any amounts distributed to Knight pursuant to Section 4.01(h) shall not reduce Knight’s Capital Account balance.

(iii) To Knight’s Capital Account there shall be credited an amount equal to (A) the decrease in the liabilities of the Company attributable to the forfeiture of all or a portion of the Pre-Effective Date Deferred Compensation Award (as defined in Section 5.10) and (B) any amounts actually or constructively contributed to the capital of the Company by Knight or any of its subsidiaries in connection with Knight equity awards referred to in Section 5.08(d)(i).

(iv) No Member shall be required to pay to the Company or to any other Member or person any deficit in such Member’s Capital Account upon dissolution of the Company or otherwise. If all or any portion of a Member’s Shares is transferred pursuant to Article IX hereof, the transferee shall succeed to the transferor’s Capital Account to the extent it relates to the transferred Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01 Knight Representations.

Knight and Knight Capital, jointly and severally, represent and warrant, as of the Effective Date, each of the following:

(a) Organization and Authority. Each of Knight and Deephaven Management is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Deephaven International is an FSA Category C Company duly organized, validly existing and in good standing under the laws of the United Kingdom. Knight has all necessary limited liability company power and authority to enter into, and to perform its obligations under, this Limited Liability Company Agreement. The execution and delivery of this Limited Liability Company Agreement by Knight, the performance by Knight of its obligations hereunder, and the consummation by Knight of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company action on behalf of Knight. This Limited Liability Company Agreement has been duly executed and delivered by Knight, and (assuming due execution and delivery by the Management Group and the Management Group Members), this Limited Liability Company Agreement constitutes a, legal, valid and binding obligation of Knight enforceable against Knight in accordance with its terms.

(b) No Conflict. The execution, delivery and performance of this Limited Liability Company Agreement by Knight does not and will not (i) violate, conflict with or result in the breach of any provision of the respective certificates of formation or limited liability company agreements (or their equivalent) of Knight, Deephaven Management, Deephaven International or Deephaven Asia, (ii) conflict with or violate any law or order of any court or other governmental authority applicable to Knight, Deephaven Management, Deephaven International or Deephaven Asia or any of their respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the respective assets or properties of Knight, Deephaven Management, Deephaven International or Deephaven Asia, pursuant to any note, bond, mortgage or indenture, contract agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Knight, Deephaven Management, Deephaven International or Deephaven Asia, respectively, is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (ii) and (iii) above, where such conflict, violation, breach, default, failure to obtain any such consent, rights or creation will not have a material adverse effect on the Business or on Knight’s ability to enter into this Limited Liability Company Agreement and perform its obligations hereunder.

(c) Ownership of Interests. All of the Interests are owned by Knight, free and clear of all material liens, charges, pledges, security interests, claims and encumbrances, (“Liens”). Knight has not received any notice of any adverse claim to the ownership of any of the Interests, nor does it have any reason to know of any such adverse claim that may be justified and are not aware of existing facts that would give rise to any adverse claim to the ownership of the Interests.

SECTION 3.02 The Management Group Representations. The Management Group and each of the Management Group Members jointly and severally, represents and warrants, as of the Effective Date, each of the following (except that the representations and warranties made with respect to an individual Management Group Member shall be made by the Management Group Members severally, but not jointly):

(a) Organization and Authority. The Management Group is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all necessary limited liability company power and authority to enter into, and to perform its obligations under, this Limited Liability Company Agreement. Such Management Group Member has the capacity to enter into, and to perform his respective obligations under, this Limited Liability Company Agreement. The execution and delivery of this Limited Liability Company Agreement by the Management Group and such Management Group Member, the performance by the Management Group and such Management Group Member of their respective obligations hereunder, and the consummation by the Management Group and such Management Group Member of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company action on behalf of the Management Group and by such Management Group Members. This Limited Liability Company Agreement has been duly executed and delivered by the Management Group and such Management Group Member, and (assuming due execution and delivery by Knight) this Limited Liability Company Agreement constitutes a legal, valid and binding obligation of the Management Group and such Management Group Member enforceable against the Management Group and such Management Group Member in accordance with its terms.

(b) No Conflict. The execution, delivery and performance of this Limited Liability Company Agreement by the Management Group and such Management Group Member does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of formation and limited liability company agreement of the Management Group, (ii) conflict with or violate any law or order of any court or other governmental authority applicable to the Management Group, such Management Group Member or any of their assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of the Management Group or such Management Group Member pursuant to any note, bond, mortgage or indenture, contract agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Management Group or such Management Group Member is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (ii) and (iii) above, where such conflict, violation, breach, default, failure to obtain any such consent, rights or creation shall not have a material adverse effect on the Business or on the Management Group’s or such Management Group Member’s; ability to enter into this Limited Liability Company Agreement and perform their obligations hereunder.

(c) Ownership of Membership Interests. Except for the immediate family members and controlled estate-planning entities of the Management Group Members who have received such interests in accordance with Section 3.02 of the Option Agreement, if any, as set forth on Schedule 3.02(c) hereto, all of the membership interests of the Management Group (the “Management Interests”) are owned directly by the Management Group Members. The Management Interests owned by such Management Group Member are owned free and clear of all Liens, and such Management Interests represent all of the issued and outstanding membership interests of the Management Group. Schedule 3.02(a) hereto sets forth a complete and accurate list of the Management Group Interests owned by each of the respective Management Group Members. Attached as Schedule 3.02(b) hereto are copies of the Certificate of Formation and Limited Liability Company Agreement of the Management Group (the “Management LLC Agreement”). Except as expressly permitted by the Option Agreement, dated December 21, 2006 among the Company, the Management Group, Knight, Knight Capital and the individuals set forth on the signature pages thereto (the “Option Agreement”) and the Management LLC Agreement, neither the Management Group nor such Management Group Member is a party to any agreement creating rights with respect to the Management Interests in any person. Except as expressly permitted by the Option Agreement, there are no existing warrants, options, membership interest purchase agreements, restrictions of any nature, voting trust agreement, proxies, calls or rights to subscribe of any character relating to the Management Interests owned by such Management Group Member. Neither the Management Group nor such Management Group Member has received any notice of any adverse claim to the ownership of any of the Management Interests, nor do they have any reason to know of any such adverse claim that may be justified and are not aware of existing facts that would give rise to any adverse claim to the ownership of the Management Interests.

(d) Full Disclosure. There is no fact known to such Management Group Member that could adversely affect in any material respect the business of Deephaven Management or the Deephaven Funds listed on Schedule 3.02(d) that has not been disclosed to Knight other than risks affecting the securities industry or hedge fund industry generally that do not affect Deephaven Management or the Deephaven Funds set forth on Schedule 3.02(d) hereto in a disproportionate fashion.

SECTION 3.03 Survival. All representations and warranties contained in this Article (notwithstanding any investigation or inquiry which any party hereto or any representative may make) shall relate solely to the Effective Date, and shall survive the execution and delivery of this Limited Liability Company Agreement and continue until the dissolution of the Company in accordance with Article X.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01 Limitation of Distributions.

(a) Except as set forth in this Article IV and in Article X, the Company shall not make any distributions to its Members.

(b) From and after the date hereof, except as otherwise provided in this Limited Liability Company Agreement (including Sections 4.01(d), 9.05(b)(i) and 10.02), the Company shall make distributions in the same proportions and amounts as Net Income would be allocated to Members pursuant to Section 5.01, if, but only if, the Company has repaid the outstanding principal and interest on all loans theretofore deemed made to the Company by Knight and by the Management Group pursuant to Section 4.01(f) (collectively, the “Loans”), which repayments shall be paid as soon as possible.

(c) Subject to Section 4.01(b), the Company shall make distributions in cash pursuant to this Section 4.01 on an annual basis no later than on January 30 of each year, in an amount equal to the Company’s Available Current Assets as of the immediately preceding January 1. “Available Current Assets” shall mean the Company’s consolidated net current assets in excess of $3.0 million (provided that if the Management Group shall own 51 Shares, such amount shall be $4.0 million). Each distribution pursuant to this Section 4.01 shall be made in immediately available funds by wire transfer as directed in writing by each Member not less than two business days prior to such distribution.

(d) Notwithstanding anything to the contrary contained herein, the provisions of this Section 4.01(d) shall determine the distributions and allocations to which the Members are entitled for the calendar year during which the Effective Date occurs (the period between the Effective Date and the end of the relevant calendar year, the “First Fiscal Year”). The Management Group shall receive distributions from the Company no later than January 31 of the calendar year following the First Fiscal Year in an amount equal to the aggregate annual compensation that the Management Group Members would have received (to the extent not yet received) had the execution of this Limited Liability Company Agreement not occurred and had the Management Group Members remained employees for the full calendar year that includes the First Fiscal Year under the terms of their respective employment agreements with Knight Capital as in effect prior to the exercise of the Option Agreement multiplied by a fraction the numerator of which is the number of days in the First Fiscal Year and the denominator of which is 365 (the “First Fiscal Year Distribution”). Net Income of the Company for the First Fiscal Year shall be allocated first to the Management Group in an amount equal to the First Fiscal Year Distribution and thereafter 100% to Knight. Concurrently with the distribution to the Management Group, as described above, Knight shall receive a distribution from the Company equal to the allocation of Net Income made to it pursuant to the previous sentence. Net Losses for the First Fiscal Year shall be allocated 100% to Knight. The excess, if any, of the First Fiscal Year Distribution over the Net Income of the Company for the Company’s First Fiscal Year shall be treated as a guaranteed payment for all tax purposes and any tax deduction associated with such guaranteed payment shall be allocated 100% to Knight. To the extent that the Company does not have sufficient net current assets to fund the First Fiscal Year Distribution, Knight shall contribute to the Company cash in an amount sufficient to fund such distribution. To the extent that the Company has Excess Net Current Assets after making distributions to its Members pursuant to this Section 4.01(d), Knight shall be entitled to a distribution of such Excess Net Current Assets.

(e) Notwithstanding the foregoing or any other provisions of this Limited Liability Company Agreement (including, without limitation, Sections 4.01(d) and 4.01(g)), within 20 business days after the end of each calendar quarter in each year of the Company (or, with respect to taxable income arising from the incentive allocation and the incentive and management fees, within 20 business days after the later of (i) the end of each calendar quarter in each year of the Company and (ii) the date when cash is received by the Company with respect to the incentive allocation and the incentive and management fees) the Company shall make cash distributions to each Member equal to (x) 50% of the estimated taxable income for such year through such calendar quarter allocable to such Member in accordance with Section 5.01 minus (y) all prior distributions to such Member for such fiscal year (“Tax Distributions”). Any amounts required to be distributed to Knight or the Management Group pursuant to Sections 4.01(b), (c) and (d) in respect of any such calendar quarter shall be reduced by the amount distributed to Knight or the Management Group pursuant to this Section 4.01(e).

(f) In the event the Board, in the exercise of its good faith reasonable business judgment, determines that it is necessary to do so in order to fund the reasonable working capital requirements of the Company, the Company may withhold an amount of distributions otherwise payable pursuant to Sections 4.01(b), (c) and (d), but not 4.01(e), of (x) up to an aggregate amount of $2.0 million prior to the first anniversary of the Effective Date and (y) up to an aggregate cumulative amount of $3.0 million (which amount shall include any amounts withheld under the previous clause (x)) thereafter, such withholding to be pro rata among the Members in accordance with their respective percentages of the distributions under this Section 4.01; provided, however, that all distributions so withheld from Knight or the Management Group, as applicable, shall be deemed for all purposes of this Agreement to be distributed to each such Member by the Company and loaned by each such Member to the Company. Each such loan shall bear interest at an annual rate equal to the federal funds rate from time to time in effect during the period in which such loan is deemed outstanding, as published by the Federal Reserve Bank of New York (the “Fed Funds Rate”), plus one-quarter of one percent (.25%) and the principal and interest of such loans shall be repaid in accordance with the provisions of Sections 4.01(b) and Section 10.02, as applicable. To the extent that the repayment under the terms of Section 4.01(b) of any loans deemed made pursuant to this Section 4.01(f) results in a failure of the Company to distribute the respective percentages of the Members of the Net Income of the Company for such period, any such shortfall in distributions shall be deemed to constitute an additional loan in accordance with the provisions of this Section 4.01(f).

(g) Each distribution made by the Company pursuant to Section 4.01(b), 4.01(c) and 4.01(e) (or deemed distribution pursuant to Section 4.01(f)), but not 4.01(d), shall be subject to repayment by each Member (or, in the case of a deemed distribution pursuant to Section 4.01(f), a reduction in the amount of any loan deemed outstanding) (on a proportional basis based on the Member’s percentage of such distributions) to the Company if and solely to the extent that the amount of Net Income distributed or deemed distributed included fees which subsequently are required to be refunded to the Funds (as defined below) by the Company under the terms (as in effect on the date hereof) of the governing documents of the Funds. Within 10 days of receiving notice from the Company specifying the exact amount of such distributions required to be repaid by each Member, each Member will repay such amount by wire transfer, in immediately available funds, to the bank account of the Company specified on such notice. To the extent that any Member fails to repay an amount required to be repaid pursuant to this Section 4.01(g), the Company shall set off against future amounts otherwise distributable to such Member.

(h) Notwithstanding anything in this Limited Liability Company Agreement to the contrary, any Excess Net Current Assets of a type capable of distribution which were not previously distributed to Knight pursuant to Section 3.03 of the Option Agreement shall be distributed to Knight at such time as they become distributable.

ARTICLE V

ALLOCATIONS

SECTION 5.01 Net Income. Except as provided in Sections 4.01(d), 5.03, 5.05, 5.06, 9.05, 10.02 and 10.03, the Net Income of the Company shall be allocated for each fiscal year (or for any applicable portion of a fiscal year, such applicable portion to be calculated pursuant to a hypothetical closing of the Company’s books based on the specific portion of the fiscal year and not on a pro-rata or other similar basis):

(i) first, to Knight and the Management Group in the reverse chronological order and in the amounts in which Net Losses were allocated to them pursuant to Section 5.02 until the cumulative amount allocated to them pursuant to this Section 5.01(a) is equal to the cumulative Net Losses allocated to them pursuant to Section 5.02;

(ii) second, for any fiscal year during which Andrew Greenberg shall have been employed by Deephaven Management or its permitted assignee, to Knight in an amount which, when added to previous allocations to Knight pursuant to this clause (ii) for such fiscal year, will equal (a) 2.5% of the first $60 million of Earnings (as defined below) for such fiscal year plus (b) 3.75% of Earnings in excess of $60 million for such fiscal year; less (c) 2.5% of all liabilities, losses, costs and expenses, including indemnification obligations, if any, incurred by Knight or any of its subsidiaries (including Deephaven Management) during such fiscal year arising out of or relating to senior management turnover at Deephaven Management resulting from, or otherwise out of or relating to, the execution of this Agreement or the related Option Agreement (“Management Turnover Expenses”) (it being understood that if the employment of Andrew Greenberg is terminated during the course of the relevant fiscal year (x) by Deephaven Management for Cause or by Andrew Greenberg without Good

Reason (in each case, as defined in the Employment Agreement, dated December 21, 2006, between Andrew Greenberg and Deephaven Management), no allocation shall be made pursuant to this clause (ii) or (y) by Deephaven Management other than for Cause or by Andrew Greenberg for Good Reason, the amounts otherwise allocable to Knight pursuant to this clause (ii) above shall be limited by multiplying such amounts by a fraction, the numerator of which is the number of days in such fiscal year preceding such termination and the denominator if which is 365);

(iii) third, until December 31, 2009, to Knight in an amount which, when added to previous allocations to Knight pursuant to this clause (iii) for such fiscal year, will equal (a) 1.25% of the first $60 million of Earnings for such fiscal year plus (b) 1.88% of Earnings in excess of $60 million for such fiscal year; less (c) 1.25% of Management Turnover Expenses incurred during such fiscal year; and

(iv) thereafter, (x) with respect to the first $60 million of Net Income for the relevant fiscal year in excess of amounts allocated pursuant to Sections 5.01(i), (ii) and (iii), 50% to Knight and 50% to the Management Group and (y) with respect to any additional Net Income for such fiscal year, 25% to Knight and 75% to the Management Group.

“Earnings” shall be defined as the annual net, pre-tax earnings of the Company calculated in accordance with GAAP before (a) allocations pursuant to clauses (ii) or (iii), above; (b) the Management Turnover Expenses; and (c) any amortization expense related to any awards made pursuant to the Deephaven Capital Management LLC Deferred Bonus Plan with respect to years prior to (but not including) 2007.

SECTION 5.02 Net Losses. Except as provided in Sections 4.01(d), 5.04, 5.05, 5.06, 9.05, 10.02 and 10.03, Net Loss of the Company shall be allocated for each fiscal year in the following order and priority:

(a) first, to Knight and the Management Group pro rata (based upon each Member’s Undistributed Cumulative Net Income) in amount equal to such Member’s Undistributed Cumulative Net Income;

(b) second, to Knight and the Management Group pro rata (based upon their positive Capital Account balances) until their Capital Account balances have been reduced to zero; and

(c) thereafter, to Knight and the Management Group in the same manner as Net Income would be allocated to them pursuant to Sections 5.01(ii), (iii) and (iv).

SECTION 5.03 Gain on Sale. Except as provided in Section 5.05 and 5.06, Gain on Sale of the Company shall be allocated among the Members in the following manner:

(a) first, to Knight and to the Management Group proportionately in an amount equal to the Unrecovered Capital Contributions made by each party;

(b) second, to Knight in amount equal to the excess, if any, of the Effective Date Fair Market Value over Knight’s Capital Account Balance immediately prior to the time of the sale, exchange or other disposition (prior to making any adjustments as a result of any changes to the Gross Asset Value of any asset);

(c) third, to the Management Group in an amount equal to the Effective Date Fair Market Value minus $2.0 million; and

(d) thereafter, to Knight and the Management Group in proportion to their respective Average Profit Percentages. For purposes of this Section 5.03(d), “Average Profit Percentages” shall mean, as of the date the relevant Sale is completed, the relative percentages of the cumulative aggregate Net Income allocated to each of Knight and the Management Group pursuant to Section 5.01 for the preceding three full fiscal years (or such fewer number of full fiscal years as have been completed since January 1, 2007 if such measurement occurs prior to January 1, 2010) prior to such measurement date (it being understood that (x) no fiscal year prior to 2007 shall be included in such calculation and (y) to the extent all or any portion of any full fiscal year included the calculation occurs prior to the Effective Date, the allocation of Net Income provided in Section 5.01 shall be applied to such period on a pro forma basis as if the Effective Date occurred prior to the beginning of such period).

SECTION 5.04 Loss on Sale. Except as provided in Section 5.05 and 5.06, Loss on Sale of the Company shall be allocated among the Members in the following manner:

(a) first, to Knight and the Management Group pro rata (based upon each Member’s Undistributed Cumulative Net Income) in amount equal to such Member’s Undistributed Cumulative Net Income;

(b) second, pro rata (based upon their positive Capital Account Balances) to Knight and the Management Group in an amount equal to their respective positive Capital Account Balances; and

(c) thereafter, to Knight.

SECTION 5.05 Regulatory Allocations.

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations (as defined below), notwithstanding any other provision of this Article V, if there is a net decrease in partnership minimum gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for the fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.05(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.05(b) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Limited Liability Company Agreement.

(c) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.05(b) and this Section 5.05(c) were not in this Limited Liability Company Agreement.

(d) Nonrecourse Deductions. Nonrecourse deductions for any fiscal year shall be allocated in the same manner such item would have been allocated pursuant to Section 5.01.

(e) Net Loss Limitation. The Net Loss allocated to a Member pursuant to Sections 5.02 or 5.04 shall not exceed the maximum amount of Net Loss that can be so allocated without causing the Member to have an Adjusted Capital Account Deficit at the end of any fiscal year.

SECTION 5.06 Curative Allocations. The allocations set forth in Section 5.05 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.06. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), offsetting special allocations of Company income, gain, loss or deduction shall be made so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Limited Liability Company Agreement and all Company items were allocated pursuant to this Article V without regard to the Regulatory Allocations. In exercising their discretion under this Section 5.06, the Members shall take into account future Regulatory Allocations under Section 5.05 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.05.

SECTION 5.07 Other Allocation Rules.

(a) Solely for purposes of determining the Members’ proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be allocated in the same manner such item would have been allocated pursuant to Section 5.01.

(b) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall endeavor to treat distributions of cash as having been made from the proceeds of a nonrecourse liability only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

(c) Notwitstanding anything else herein to the contrary, 50% of all liabilities, losses, costs and expenses, including indemnification obligations, if any, incurred by Knight Capital or any of its subsidiaries (including the Company and Deephaven Management) arising out of or relating to senior management turnover at Deephaven Management or the Business resulting from, or otherwise relating to, the execution of the Option Agreement or the related employment agreements (but specifically excluding the Management Group Liabilities (as defined below)) shall be specially allocated to Knight and 50% shall be allocated to the Management Group.

SECTION 5.08 Tax Allocations.

(a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value in Section 5.08).

(b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Section 5.10, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c) Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Limited Liability Company Agreement. Any elections or other decisions that could adversely affect Knight shall not be made by the Board without the prior written consent of Knight. Allocations pursuant to this Section 5.08 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Limited Liability Company Agreement.

(d) Any tax deductions available to the Company attributable to (i) equity awards of Knight Capital or any of its subsidiaries (other than the Company and its subsidiaries) (including, without limitation, from the vesting of restricted stock awards or the exercise of stock options) or bonuses or other compensation paid by Knight Capital or its subsidiaries (other than the Company and its subsidiaries following the First Fiscal Year) (including, for the avoidance of doubt, bonuses or compensation paid by Knight Capital and its subsidiaries or paid or deemed to be paid by the Company and its subsidiaries with respect to the First Fiscal Year) shall be specially allocated 100% to Knight, (ii) the Pre-Effective Date Deferred Compensation Award and any amounts specially allocated to Knight pursuant to Section 5.08(e)(i) and (iii) any compensatory shift in the capital of the Company or indemnity payment made by Knight referred to in Section 11.02(k) and Section 11.02(l) shall be specially allocated 100% to Knight. For the avoidance of doubt, in the event that Knight makes an indemnity payment pursuant to either Section 11.02(k) or Section 11.02(l), there shall be no net increase in the Capital Account of Knight as result of such characterization and the Management Group Members shall treat such payment as ordinary income.

(e) Any taxable income recognized by the Company attributable to deferred compensation awards granted by Deephaven Management with respect to years ending on or before the Effective Date shall be specially allocated 100% to Knight.

(f) Except as otherwise provided in this Limited Liability Company Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Income or Net Loss, or amounts specially allocated pursuant to Section 5.05 or 5.06 hereof, as the case may be, for the fiscal year.

SECTION 5.09 Tax Decisions. The Company shall file its income and all other tax returns as a partnership. Except as otherwise provided in this Limited Liability Company Agreement, the tax matters partner shall make all applicable elections, determinations and other tax decisions for the Company relating to Federal, state or local tax matters, including, without limitation, the positions to be taken on the Company’s tax returns and the settlement or further contest and litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority. Knight shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code. Knight shall cause all tax returns of the Company to be timely filed. The Company shall provide a draft copy of all income tax returns to the Management Group for its review and comment at least 30 days prior to the due date for filing such returns and the Company shall not file such returns without the Management Group’s prior written consent, which shall not be unreasonably withheld or delayed.

SECTION 5.10 Certain Definitions. The following terms shall be defined for purposes of this Limited Liability Company Agreement as set forth below:

“Adjusted Capital Account Deficit” means, with respect to each Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Member (or such Member’s predecessors in interest), net of liabilities assumed by the Company and liabilities, if any, to which such property is subject, with respect to the Shares in the Company held by such Member; provided that for the sake of clarity any amounts transferred to the Company by any Member in respect of any deferred compensation obligations shall be, to the extent not otherwise credited to such Member, credited as a Capital Contribution.

“Code” means the Internal Revenue Code of 1986, as amended, modified or supplemented from time to time, or any successor legislation.

“Cumulative Net Income” means the positive difference, if any, between any previously allocated Net Income pursuant to Sections 5.01 and 4.01(d) and any previously allocated Net Loss pursuant to Section 5.02.

“Depreciation” means, for any fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for Federal income tax purposes with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided that, if the adjusted basis for Federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members representing a majority of the issued and outstanding Shares.

“Excess Net Current Assets” shall mean the excess, if any, of all consolidated net current assets held by Deephaven Management as of the Effective Date (valued for this purpose at their respective book values), including cash and marketable securities, over $2.0 million (the “Asset Threshold”); provided, that, for purposes of calculating net current assets, such calculation shall exclude any assets and liabilities which are attributable to any Pre-Effective Date Deferred Compensation Award. For purposes of determining any Excess Net Current Assets, the Asset Threshold shall include (i) first, any consolidated cash assets held by Deephaven Management and (ii) second, any other assets.

“Gain on Sale” or “Loss on Sale” means the gain or loss on a sale, exchange or other disposition of all or substantially all of the Company’s property or the Shares (a “Sale”), computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(i) The aggregate Gross Asset Value of the assets owned by Deephaven Management, Deephaven International and Deephaven Asia at the time of the initial Capital Contribution by Knight pursuant to Section 2.02 shall be equal to the Effective Date Fair Market Value adjusted for liabilities, which shall be allocated to such assets upon the determination of the Effective Date Fair Market Value in accordance with the provisions of the Letter Agreement, dated as of February 1, 2008, by and among the Company, the Members and the Management Group, and thereafter set forth on Schedule 5.10 hereto;

(ii) Except as determine pursuant to clause (i), the initial Gross Asset Value of any asset (other than money) contributed by a Member to the Company shall be the gross fair market value of such asset as agreed to by all of the Members (which agreement shall not be unreasonably withheld or delayed by any Member);

(iii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as determined by agreement among all of the Members (which agreement shall not be unreasonably withheld or delayed by a Member) as of the following times: (a) the acquisition of an interest in the Company by any new Member or an additional interest in the Company by any existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (c) the grant of an interest in the Company other than a de minimis interest as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new

Member acting in a Member capacity or in anticipation of being a Member (or any other adjustments as may be permitted by regulations promulgated under Section 704 of the Code); or (d) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, provided, however, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if all of the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(iv) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by agreement among all the Members (which agreement shall not be unreasonably withheld or delayed by any Member).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i) or (ii), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Net Income” and “Net Loss” mean, for each fiscal period, an amount equal to the Company’s taxable income or loss for such fiscal period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of depreciation, amortization or any other cost recovery deductions taken into account in computing taxable income or loss, Depreciation shall be taken into account for purposes of computing Net Income or Net Loss;

(vi) Any items which are specially allocated pursuant to Sections 5.05, 5.06 or 5.08(d)(ii) hereof shall not be taken into account in computing Net Income or Net Loss; and

(vii) Gain on Sale or Loss on Sale shall not be taken into account in computing Net Income or Net Loss.

“Pre-Effective Date Deferred Compensation Award” shall mean the amount reflected on Schedule 5.10 hereto (as agreed upon by the parties) which is attributable to deferred compensation awards granted by Knight Capital or any of its subsidiaries with respect to any years ending on or before the Effective Date.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as amended, modified or supplemented from time to time.

“Undistributed Cumulative Net Income” means the positive difference, if any, between Cumulative Net Income and any prior distributions pursuant to Sections 4.01(b), 4.01(c), 4.01(d) and 4.01(e).

“Unrecovered Capital Contributions” means the positive difference, if any, between the aggregate Capital Contributions to the Company (other than the initial Capital Contributions made pursuant to Section 2.02) and any prior distributions pursuant to Sections 4.01(b), 4.01(c), 4.01(d) and 4.01(e) to the extent such distributions exceed Cumulative Net Income; provided, that any actual or constructive Capital Contributions made by Knight or the Management Group in connection with any compensation deduction available to the Company shall not be taken into account in determining Unrecovered Capital Contributions; provided, further, that any deemed Capital Contributions made by Knight or the Management Group as a result of the Company’s obligation to make distributions to Knight pursuant to Section 4.01(h) hereof or any deemed distribution made to Knight or the Management Group as a result of the Company’s satisfying such obligation, in whole or in part, shall not be taken into account in determining Unrecovered Capital Contributions.

ARTICLE VI

MANAGEMENT

SECTION 6.01 Members.

(a) Subject to the limitations and restrictions set forth in this Limited Liability Company Agreement and the Act, each Member shall have all the rights, powers and obligations which may be possessed by a member of a limited liability company under the Act and otherwise as provided by law.

(b) Meetings of the Members may be called by any Member on at least ten (10) business days’ prior written notice to the other Members, which notice shall contain the time and place of such meeting. Members holding an amount representing 50% of the Shares then issued and outstanding shall constitute a quorum for the transaction of business by the Members at such meeting. Except as otherwise expressly set forth herein, all actions of the Members shall require the affirmative vote or written consent of the holders of at least 50% of the Shares then issued and outstanding.

(c) Notice of any meeting of the Members may be waived by any Member before or after such meeting. Meetings of the Members may be conducted by conference telephone facilities or other similar technology. The Members may approve a matter or take any action without a meeting by a written consent of the Members, which must be executed by Members having not less than 75% of the Shares then issued and outstanding. In no instance where action is authorized by written consent of the Members shall a meeting of the Members be called or notice be given. The writing or writings evidencing any such consent shall be filed with the minutes of proceedings of the Company and copies thereof shall be sent to each of the Members.

(d) Except as expressly set forth herein, no Member or any of its affiliates shall have any liability for the debts, obligations or liabilities of the Company or of any other Member or any of its affiliates.

SECTION 6.02 Board of Managers.

(a) Subject to such matters which are expressly reserved under this Limited Liability Company Agreement or the Act to the Members for decision, the Business shall be managed through a Board of Managers (the “Board”), which shall initially consist of seven (7) individuals (and thereafter reduced to five (5) individuals if at any time the Management Group owns 51% of the Shares) (the “Managers”) as shall be determined as follows: (i) the Management Group shall be entitled to designate three (3) Managers (the “Management Group Managers”) (provided that if the Management Group owns 51% of the Shares, it shall be entitled to designate three (3) Managers out of the five (5) total), and (ii) Knight shall be entitled to designate four (4) Managers (provided that if Knight owns 49% of the Shares, it shall be entitled to designate two (2) Managers out of the five (5) total) (the “Knight Managers” and collectively, with the Management Group Managers, the “Designated Managers”). If Knight proposes to appoint any Knight Manager who is not an executive officer of Knight Capital or one of its subsidiaries or the Management Group proposes to appoint a Management Group Manager who is not a Management Group Member, the other party may in good faith reasonably object to such proposed appointment and the relevant appointing party shall appoint a substitute Manager to replace such rejected appointee. No person shall be eligible to be a Manager unless such person agrees to be bound by confidentiality and non-solicitation terms that are substantially similar to those set forth in Sections 7.11. The Designated Managers shall appoint a President and Chief Executive Officer (the “President and Chief Executive Officer”) and all other executive officers of the Company by the vote of a Super-Majority of the Managers. For purposes of the preceding sentence, any Designated Manager under consideration for appointment as President and Chief Executive Officer, or other executive officer position, shall not be recused from voting on such matter. Each of the Members shall, in its respective sole discretion, be entitled to remove or discharge (with or without cause and with or without prior notice) one or more of its Designated Managers at any time, and to designate an alternate (who shall be permitted to attend, and have full voting powers at, any meeting at which the Designated Manager is absent) or a successor therefor. The Member that has removed or discharged its Manager and designated an alternate shall promptly give notice to the other Member of the name of the removed or discharged Manager and the name and address of the alternate Manager. The initial Designated Managers, the Chairman (as defined below) and the President and Chief Executive Officer as of the date of this Limited Liability Company Agreement are set forth on Schedule 6.02(a) hereto, which shall be updated from time to time to reflect the addition or removal of such persons.

(b) Subject to the next sentence, the Board shall meet at such times as may be necessary for the Business on at least ten (10) business days’ prior written notice to each Manager of such meeting given by any one (1) Manager, which written notice shall contain the time and place of such meeting and the proposed items of business. The initial meeting of the Board shall be held within 60 days of the Effective Date and, thereafter, the Board shall meet at least once every fiscal quarter. Provided that proper and adequate notice has been provided as required by the first sentence of this Section 6.03(b), at least three (3) of the Managers (or their respective alternates) shall be required to constitute a quorum for the transaction of any business by the Board; provided, however, that at least four (4) of the Managers (or their respective alternates) shall be required to constitute a quorum for the consideration of any action, that pursuant to Section 6.04, requires a Super-Majority of the Managers (as defined below). Each Manager shall have one (1) vote on all matters before the Board. Except as otherwise expressly set forth in this Limited Liability Company Agreement (including the matters set forth in Section 6.04 which shall require the approval of Super-Majority of the Managers, all actions of the Board shall require the affirmative vote (or written consent) of at least a majority of the Managers. No Manager (acting in his or her capacity as such) shall have any authority to bind the Company to any third party with respect to any matter, except pursuant to a resolution expressly authorizing such action (and authorizing such Manager to bind the Company with respect to such action) which resolution is duly adopted by the Board by the affirmative vote or written consent of at least a majority of the Managers.

(c) Except as otherwise expressly required by this Limited Liability Company Agreement (including, without limitation, any requirement for a Super Majority of Managers), in the event the Board is evenly divided on any matter, such matter shall promptly be referred to the Members for decision and approval.

(d) The initial Chairman (the “Chairman”) shall be Smith. In the event of Smith’s removal, resignation or death, the Managers shall appoint a replacement Chairman by majority vote from among the Managers. For purposes of the preceding sentence, the Manager under consideration for appointment as Chairman shall not be recused from voting on such matter. The Chairman shall preside over all meetings of the Board. In the absence of the Chairman, his or her designated alternate shall assume his or her powers, duties and authority at such meeting. The Chairman shall have no other power, duties or authority as such.

(e) There shall be no committees of the Board and there shall be no delegation of the powers, duties and authorities of the Board to any other person, entity, or committee.

(f) No item of business that is not contained in the notice of the meeting may be conducted unless four (4) Managers consent. Notice of any Board meeting may be waived by any Manager before or after such meeting. Meetings of the Board shall be conducted by conference telephone facilities (or other similar technology) if any Manager so requests. Managers may approve a matter or take any action without a meeting by a written consent of the Managers, which must be executed by at least four (4) Managers. In no instance where action is authorized by written consent of the Managers shall a meeting of the Managers be called or notice be given. The writing or writings evidencing any such consent shall be filed with the minutes of proceedings of the Company and copies thereof shall be sent to each of the Managers.

SECTION 6.03 President and Chief Executive Officer. The President and Chief Executive Officer shall be the president and chief executive officer of the Company and shall have the responsibility for managing the Business on a day-to-day basis and supervising the other officers of the Company, subject to the absolute direction, supervision and control of the Board. The President and Chief Executive Officer shall have no authority or power to enter into any material agreement or material arrangement on behalf of the Company which binds the Company to any third party outside the scope of the Business, but shall have the authority and power that is expressly granted to the President and Chief Executive Officer by at least a majority of the Managers upon consultation of the entire Board, if such consultation is required by Section 6.05 hereof. The powers and duties of the President and Chief Executive Officer shall at all times be subject to the provisions of Section 6.04 hereof. The President and Chief Executive Officer may not be removed or discharged without cause without the affirmative vote of at least a Super-Majority of the Managers.

SECTION 6.04 Required Approvals. The following actions shall under no circumstances be taken by the President and Chief Executive Officer, or any other Manager, officer or employee on behalf of the Company (as opposed to on behalf of any account or fund managed by the Company) or by the Board, without an affirmative vote or written consent of (i) if there are then seven (7) Managers, five (5) or (ii) if there are then five (5) Managers, four (4), of the Managers eligible to vote on such action (a “Super-Majority of the Managers”):

(a) merge or consolidate with, purchase all or any substantial part of the assets of, make or agree to make capital contributions to or investments in, or otherwise acquire any securities, interest or ownership in, any person, joint venture, firm, corporation or division thereof involving the expenditure of more than $1,000,000 for any individual transaction or series of related transactions or an aggregate of $2,000,000 in any 12-month period;

(b) sell all or a significant portion of the assets of the Company, other than in accordance with Section 9.05,

(c) except as permitted pursuant to Article X hereof, dissolve or liquidate the Company;

(d) enter into, amend or terminate any agreement or contract involving aggregate expense for the Company in excess of $2,500,000 (in a single transaction or a series of related transactions), or if such contract is not so quantifiable, which would have a material adverse effect on the operations or condition (financial or otherwise) of the Business; provided, that this paragraph (d) shall not apply to any contract or agreement which (i) is expressly stated in another paragraph of this Section 6.04 to be an exception to a requirement for the vote or consent of a Super-Majority of the Managers set forth in such other paragraph or (ii) has been expressly approved by the Board pursuant to Section 6.05(a) or (b);

(e) make any aggregate operating or capital expenditures or commitments therefor involving the expenditure of more than $2,000,000 for any individual transaction or series of related transactions or $4,000,000 in the aggregate in any 12-month period;

(f) change the nature of the Business or enter into any new line of business except for expansion into new trading strategies for the Funds or any new investment funds, including any new private equity investment fund;

(g) subject to Article IV hereof, determine the amount and timing of any distribution to be made to the Members by the Company;

(h) except as permitted under clause (l) below, enter into or amend any written agreement, or engage in any other transaction, with any officer or employee of the Company or direct or indirect holder of any Shares (or any of such person’s affiliates), except as otherwise expressly provided herein (including, without limitation, pursuant to Section 7.03) and except for any amendments to any deferred compensation plan established for the benefit of employees of Deephaven (to the extent such plan does not increase the cash benefit paid to any Management Group Member under any such plan);

(i) create (in a single transaction or a series of related transactions) any lien, mortgage or other encumbrance on the property or assets of the Company in excess of $2,000,000;

(j) incur indebtedness for, lend or advance money to, or guarantee or endorse the obligations of, any other person, except as otherwise expressly provided herein and except for endorsement of checks in the ordinary course of business; provided, however, that the Company may lend or advance (on commercially reasonable terms) up to $1,000,000 to any one employee and up to $2,500,000 in the aggregate to all employees of the Company; provided, that, in no case, shall the Company be permitted to lend or advance any money to a Management Group Member;

(k) incur indebtedness for borrowed money in excess of $1,000,000, except for indebtedness incurred (i) pursuant to Section 4.01(f), or (ii) in connection with establishment of liens, mortgages or other encumbrances permitted under Section 6.04(i);

(l) enter into or terminate an employment agreement or arrangement with (i) any of Smith, Vasundhra, or Nunn or (ii) any individual whose proposed guaranteed annual compensation, including without limitation, salary, guaranteed bonuses and the value of all benefits to be received under such employment agreement, is in excess of $2,500,000 (provided that the approval of Super-Majority of the Managers shall be required for the termination of any employee where the aggregate value of all severance payments and any other payments or benefits paid in connection with, or after, such termination exceeds $2,500,000);

(m) lease any real property or personal property for (A) an annual lease payment in excess of $1,000,000 or (B) aggregate lease payments in excess of $5,000,000 (in each case, in a single transaction or a related series of transactions) other than any renewals of existing leases;

(n) engage in any transaction or series of transactions which results in the incorporation of the Company or any other material change in organizational form or causes the Company to lose its status as a partnership for any tax purposes;

(o) except as provided in Section 2.03 and Section 4.01(d), accept any contribution to the capital of the Company or (A) issue or sell or (B) purchase or redeem, in each case, by the Company, any Shares in the Company or any options, warrants or other rights to purchase any such Shares or any securities convertible or exchangeable for such Shares or otherwise change the issued and outstanding capitalization of the Company;

(p) file any petition by or on behalf of the Company seeking relief under the federal bankruptcy act or similar relief under any law or statute of the United States or any state thereof;

(q) subject to the provisions of Article IX, make any decision regarding the admission of any new Member to the Company resulting from any issuance or sale by the Company of any Shares in the Company or otherwise;

(r) change the independent auditors or accountants of the Company;

(s) make any material change with respect to the accounting policies, methods or practices of the Company, except as otherwise required by GAAP, consistently applied; and

(t) the appointment or removal without cause of any executive officer of the Company.

Amounts which are reasonably expected to be reimbursed in the ordinary course of business to the Company by the accounts or funds managed by the Company (the “Funds”) in accordance with the governing documents of the Funds, shall not be counted for the purposes of the dollar amounts in this Section 6.04; provided, however, that if in fact such amounts are not so reimbursed within six (6) months, then such amounts shall be so counted.

SECTION 6.05 Consultation of the Board. The following actions shall not be taken unless each is preceded either by (x) approval by a majority of the Managers following the calling and holding of a meeting of the Board pursuant to Section 6.02 hereof and the presentation of such items for discussions among the entire Board or (y) the unanimous written consent of the entire Board pursuant to Section 6.02(f):

(a) entering into an employment agreement or arrangement with any individual whose proposed annual compensation, to the extent such compensation is not reasonably expected to be reimbursed to the Company by the Funds in the ordinary course of business and in accordance with the governing documents of the Funds, is reasonably expected to be in excess of $500,000, including, without limitation, salary, bonuses and the value of all benefits to be received under such employment agreement; and

(b) the approval of, or material changes to, the Company’s annual budget.

SECTION 6.06 Consents and Approvals. Each of the Members agrees to use its reasonable best efforts to assist the Company in obtaining as promptly as practicable all consents, authorizations, approvals, and waivers from any governmental entity required to be obtained by the Company in order to operate the Business, including, without limitation, assisting the Company in making any required filings, submissions and notifications with any court, governmental, regulatory, or administrative body, agency or authority, department, commission, instrumentality or arbitrator. Each of the Members shall furnish to the Company such necessary information and reasonable assistance as the Company may reasonably request in connection with the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Conduct of Business. From the date hereof until the dissolution of the Company pursuant to Article X hereof, the Company, Knight and the Management Group shall (A) act in good faith and use all reasonable best efforts to maintain the value of the Company’s assets and not permit any of the Company’s assets to become subject to any Lien, except as contemplated by Section 6.04(i), (B) continue to operate the business, activities and practices of the Company in the ordinary course of business consistent with past practices of the Business, and (C) use their respective reasonable best efforts to preserve the business organization of the Company, and to preserve the goodwill of investors, customers, independent contractors and others with whom material business relationships exist.

SECTION 7.02 Withdrawal of Investment Capital. Knight shall use its reasonable best efforts to avoid any large, one-time withdrawals from the Funds of any corporate investment by Knight or any of its subsidiaries; provided, that, any withdrawals made by Knight or any of its subsidiaries will be made in accordance with the restrictions on limited partner withdrawals contained in the relevant fund documents; provided, that, the rules in effect on the Effective Date will not be changed without the approval of a Super-Majority of the Managers. Knight and its subsidiaries (i) shall be charged a management fee on all amounts invested in the Funds, (ii) shall be charged 50% of the customary incentive fees on the first $100 million of the average amount so invested during a calendar quarter and (iii) shall not be charged any incentive fees on quarterly average amounts invested in excess of $100 million. Knight agrees that it shall not be entitled to invest more than [$250 million] in the Funds without the prior written consent of the Management Group.

SECTION 7.03 Transitional Services Agreement. For a period of up to six (6) months following the Effective Date, Knight and/or one of its affiliates shall provide to the Company, at Knight’s reasonably allocated cost, administrative services reasonably requested by the Company, including, without limitation, payroll services, human resource services and accounting-related services (in each case, subject to any legal or contractual requirement and solely to the extent such services were provided prior to the Effective Date to Deephaven Management, Deephaven International or Deephaven Asia); provided, however, that if any subsidiary or affiliate of Knight which is providing such services is no longer owned by Knight, Knight shall, upon providing 20 days’ notice to the Company, be under no further obligation to continue the provision of such services.

SECTION 7.04 Non-Compete/Non-Solicitation.

(a) Until the earliest to occur of (x) one year after the dissolution of this Company, and (y) one year after the later of (i) the date on which the relevant Management Group Member, as applicable (the “Restricted Person”), no longer holds a direct or indirect interest in the Company or (ii) the date on which the relevant Restricted Person is no longer employed by, or otherwise providing services to, the Business, the relevant Restricted Person shall not, without the express prior written consent of a Super-Majority of the Managers, directly or indirectly, engage in, or otherwise directly or indirectly be employed by or act as a consultant or lender to, or be a director, officer, principal, agent, stockholder, member, owner or partner of, or permit his name to be used in connection with the activities of, or be related to or otherwise affiliated in any manner with, any other business or organization anywhere in the world which competes, directly or indirectly, with the business of the Company; provided, however, that the foregoing shall not prohibit the Restricted Person from owning, as a passive investment 5% or less of the equity of any publicly traded entity nor shall it prohibit the Restricted Person from engaging in trading activities with his own capital or the capital of his family.

(b) Until the earliest to occur of (x) one year after the dissolution of this Company, and (y) one year after the later of (i) the date on which the relevant Restricted Person no longer holds a direct or indirect interest in the Company or (ii) the date on which the relevant Restricted Person is no longer employed by, or otherwise providing services to, the Business (the “Non-Solicit Period”), the Restricted Person shall not, without the express prior written consent of a Super-Majority of the Managers, directly or indirectly (including on behalf of the Company), solicit, encourage, entice or induce any person who is an employee of the Company or Knight Capital or any of their respective subsidiaries or affiliates and who was an employee at any time prior to the date on which the two-year period included in the Non-Solicit Period begins to be calculated, to terminate his or her employment with the Company or Knight Capital or the relevant subsidiary or affiliate, or directly or indirectly (including on behalf of the Company) hire or employ any person who is or was an employee of the Company or Knight Capital or any of their respective subsidiaries or affiliates.

SECTION 7.05 Ownership of Intellectual Property

(a) Ownership of Certain Intellectual Property. The Management Group and the Company each acknowledge and agree that as between the Management Group, the Company, Knight, and/or one of Knight’s affiliates, Knight and/or one or more of its affiliates (other than the Company and its subsidiaries) are, and at all times shall remain, the sole and exclusive owners of all right, title and interest, throughout the world, in and to all Intellectual Property (as such term is defined in Section 7.05(d)) directly or indirectly conceived of, developed, or reduced to practice by any employees, consultants or third parties providing services at any time to (i) Knight Capital or any of its subsidiaries and affiliates (other than the Company and its subsidiaries) and (ii) the Company or any of its subsidaries and affiliates to the extent such Intellectual Property is primarily used in the business of Knight Capital or any of its subsidiaries or affiliates (other than the Company and its subsidiaries) (including, without limitation, the SAMM Group or any persons under their supervision) (collectively, the “Specified Groups”) ).

(b) Ownership of Intellectual Property Developed by a Third Party Other than Specified Groups. Knight acknowledges and agrees that, except as provided in Section 7.05(a), the Company is, and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world, in and to all Intellectual Property directly or indirectly conceived of, developed, or reduced to practice by the Company, Deephaven Management, Deephaven International or Deephaven Asia, either individually or collectively with a third party (whether or not such third party is or was affiliated with one or more of the Company, Deephaven Management, Deephaven International or Deephaven Asia or any of their respective affiliates).

(c) Confidentiality of Trade Secrets. Knight, the Management Group, and the Company each acknowledges the confidential and proprietary nature of the Trade

Secrets (as that term is defined in Section 7.05(d)) of each other and agree not to reveal or disclose any such Trade Secrets for any purpose to any other party, or to use any Trade Secrets, in each case, without the prior written consent of the owner of such Trade Secrets. Each of Knight, the Management Group, and the Company shall maintain adequate security procedures and take reasonable precautions to prevent misuse, unauthorized or inadvertent disclosure or loss of the Trade Secrets of each other, or the use of the Trade Secrets in any unauthorized manner. Each of Knight, the Management Group, and the Company shall inform all employees with access to the Trade Secrets of another that the information is confidential. Knight, the Management Group, and the Company shall provide notification as soon as practicable of any misuse, unauthorized or inadvertent disclosure or loss of Trade Secret information of the other.

(d) Definition of Intellectual Property. For the purposes of this Section 7.05, “Intellectual Property” shall mean, collectively, (i) all copyrights, including without limitation moral rights and rights of attribution and integrity, mask works, copyrights in Software; (ii) all patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing; (iii) all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing (“Software”); and (iv) all trade secrets (as defined under applicable law) including without limitation trade secrets of the following nature: financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies (“Trade Secrets”).

SECTION 7.06 INTENTIONALLY OMITTED

SECTION 7.07 Insurance. The Company shall purchase a directors’ and officers’ liability and an errors and omissions insurance policy the terms of which shall be reasonably acceptable to each Member (the “Policies”). Such Policies shall remain in effect until the dissolution of the Company pursuant to Article X. Upon the dissolution of the Company pursuant to Article X, the Company shall purchase customary six year “tail coverage” to cover any actions or omissions made prior to the dissolution of the Company, and the costs of such “tail coverage” shall be paid 51% by Knight and 49% by the Management Group.

SECTION 7.08 INTENTIONALLY OMITTED.

SECTION 7.09 INTENTIONALLY OMITTED.

SECTION 7.10 Public Announcements. No party to this Limited Liability Company Agreement shall, without the consent of the other parties hereto, and except as required by any applicable laws, regulations or stock market rules (in which case, the other parties hereto shall have the right to comment on the form of press release or other required disclosure prior to its issuance, and such party shall consider any such comments in good faith), make any public announcement of the existence or terms of this Limited Liability Company Agreement or the transactions contemplated herein; provided, that any party hereto may disclose such information to legal or financial advisors that agree to be bound by terms similar to this Section 7.10. Knight further agrees that it will use reasonable best efforts to provide the Chief Executive Officer of the Company a copy of any written materials intended for public dissemination containing material content relating to the Business in advance of such dissemination.

SECTION 7.11 Confidentiality/Non-Solicitation.

(a) Each of the Management Group Members, the Members and Knight Capital acknowledges that: (i) the Business is intensely competitive and that it will have access to and knowledge of information of the Company (and, in the case of the Management Group and Management Group Members, Knight Capital) which is confidential or proprietary and which is not generally known to the public, including, but not limited to, investment strategies, business and marketing plans, investor lists, membership lists, strategies, customer information, other information concerning the Company’s services, development, financing, expansion plans, business policies and practices and other trade secrets that are proprietary to the Company, but specifically excluding any fund performance data (the “Confidential Information”); (ii) the direct and indirect disclosure of any such Confidential Information would place Knight Capital and the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; and (iii) the Confidential Information constitutes a trade secret of Knight Capital and the Company.

(b) Confidentiality. Accordingly, until the third anniversary of the dissolution of the Company, each of the Management Group Members, the Members and Knight Capital agrees that it shall not, directly or indirectly, whether as (or through a representative who is) a director, stockholder, owner, partner, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, unless and until such Confidential Information shall become general public knowledge through no fault of such Management Group Member, Member or Knight Capital, except that a Management Group Member, Member or Knight Capital may disclose Confidential Information in response to any subpoena or other legal process or the request of any governmental agency or authority or as otherwise required by law, rule or regulation (in which case the other party hereto shall have the right to comment on the form of such disclosure prior to its issuance, and such party shall consider any such comments in good faith). This confidentiality covenant has no temporal, geographical or territorial restriction. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated hereby (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law (the foregoing proviso shall be effective retroactively to the time of the first discussions between the parties relating to the formation of the Company and the transactions related thereto).

(c) Non-Solicitation. Until one year after Knight is no longer a Member of the Company, Knight and Knight Capital shall not, without the express prior written consent of the Management Group, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the Company or any of its subsidiaries or affiliates, at any time during the period of such employee’s employment with the Company, to terminate his or her employment with the Company or directly or indirectly hire or employ any person who is or was an employee of the Company or any of its subsidiaries or affiliates.

SECTION 7.12 No Disparagement. Each of the parties agrees that it will not publicly disparage any other Member, or its affiliates (which shall include, without limitation, Knight Capital and the Management Group Members), in any manner relating to this Limited Liability Company Agreement, the transactions contemplated hereby or the ongoing operation of the Company.

ARTICLE VIII

BOOKS AND RECORDS

SECTION 8.01 Bank Accounts. The Board shall have authority to open bank accounts and designate signatories with respect thereto on behalf of the Company and may authorize agents and independent contractors of the Company to open such bank accounts as deemed necessary or desirable for the conduct of Company business.

SECTION 8.02 Books of Account.

(a) The tax matters partner shall cause to be kept full and proper ledgers and other books of account of all receipts and disbursements and the following financial reports or information shall be provided to each Member:

(i) within a reasonable time after the expiration of each quarter of the Company’s fiscal year and consistent with past practices of the Business, but in any event within 15 business days thereafter, the unaudited balance sheet and the related statements of income and cash flows of the Company, prepared in accordance with GAAP, applied on a consistent basis, as of the end of, and for, such quarter and the fiscal year-to-date;

(ii) within a reasonable time after expiration of each fiscal year and consistent with past practices of the Business, but in any event within 60 days thereafter, the balance sheet and the related statements of income and cash flows of the Company and a statement of Capital Accounts and changes thereto, each prepared in accordance with GAAP, applied on a consistent basis, accompanied by an audit report thereon of the Accountant (as defined in Section 8.03), as well as all necessary tax reporting information required by each of the Members for preparation of its Federal, state and local income tax returns, including each Member’s allocable share of income, gain, loss, deductions and credits for such fiscal year;

(iii) promptly, but in no event more than 15 business days following the end of each calendar month and consistent with past practices of the Business, a monthly operating summary of the Company’s activities in a form to be agreed upon by Knight and the Management Group; and

(iv) within a reasonable period of time after a request, such other financial information as to the Company as any Member shall reasonably request.

The Company shall certify that the financial information provided in subsections (i) through (iv) above (A) has been prepared in accordance with the books of account and other financial records of the Company, (B) presents fairly the financial condition and results of operations of the Company as of the date thereof or for the periods covered thereby, (C) has been prepared in accordance with GAAP, applied on a consistent basis, and (D) includes, with respect to annual financial statements, all adjustments that are necessary for a fair presentation of the financial condition of the Company as of the dates thereof or for the periods covered thereby and that there are no material adjustments with respect to quarterly financial statements.

(b) Upon reasonable notice, the Company shall and shall cause each of its officers, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Members reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Company and to those officers, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Members such additional financial and operating data and other information regarding the Business and the assets, properties and goodwill of the Company as the Members may from time to time reasonably request. The parties shall use commercially reasonable efforts to minimize any disruption to the Business resulting from this Section 8.02.

SECTION 8.03 The Accountant. The Company shall retain, at its sole cost and expense, Ernst & Young LLP to be the accountant and auditor for the Company (provided that Knight, in the exercise of it reasonable discretion, shall be permitted to cause the Company to instead retain, at its sole cost and expense, PricewaterhouseCoopers LLP) (the “Accountant”). In the event the Accountant shall no longer serve as accountant and auditor for the Company, the Company shall appoint an individual or a firm, pursuant to a Super-Majority Vote of the Managers in accordance with Section 6.04, to serve as the Accountant. The fees and expenses of the Accountant shall be paid by the Company.

ARTICLE IX

TRANSFER OF MEMBER INTERESTS

SECTION 9.01 No Transfer. No Member may sell, assign, transfer, give, hypothecate or otherwise encumber, directly or indirectly, by operation of law or otherwise (including by merger, consolidation, dividend or distribution) (any such sale, assignment, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), any Shares or any interest of any kind therein or derived therefrom, except upon the prior written consent of each of the Members; provided, however, that Knight shall be permitted to Transfer their Shares to any of Knight Capital’s wholly-owned direct or indirect subsidiaries (provided, that such subsidiary assumes in writing the related portion of the obligations and duties hereunder). Any Transfer of any Shares in contravention of this Article IX shall be null and void.

SECTION 9.02 New Members. Subject to the approval of a Super-Majority of the Managers, as set forth in Section 6.04, no person not then a Member shall become a Member hereunder under any of the provisions hereof unless such person shall expressly assume and agree to be bound by all of the terms and conditions of this Limited Liability Company Agreement. All reasonable costs and expenses incurred by the Company in connection with any Transfer and, if applicable, the admission of a person as a Member hereunder, shall be paid by the transferor. Upon compliance with all provisions hereof applicable to such person becoming a Member, all other Members agree to execute and deliver such amendments hereto as are necessary to constitute such person a Member of the Company.

SECTION 9.03 Transfer of Management Group Interests. (a) Except as expressly permitted in the limited liability company agreement of the Management Group as in effect on December 21, 2006 (which allows for the issuance of certain non-voting economic interests), the Management Group shall not sell, grant, issue or otherwise distribute (other than to the Management Group Members) (an “Issuance”), and none of the Management Group Members may sell, assign, transfer, give, hypothecate or otherwise encumber (a “Transfer”), in each case, directly or indirectly, by operation of law or otherwise (including by merger, consolidation, dividend or distribution), any membership interests or other direct or indirect ownership or equity interests of any kind therein or derived therefrom (including economic) of the Management Group (the “Management Group Shares”), except upon the prior written consent of each of the Members; provided, that the Management Group Members may transfer such shares or interests to each other or their respective immediate family members or controlled estate-planning entities (which transferees shall acknowledge, and agree to be bound by, the provisions of this Limited Liability Company Agreement as if named as a party hereto). The Management Group’s organizational documents contain Issuance and Transfer restrictions to the extent of the preceding sentence. Any Issuance or Transfer of any Management Group Shares in contravention of this Section 9.03 shall be null and void.

(b) The Management Group’s organizational documents will contain restrictions on any Person, other than the Management Group Members, having the right to control, whether through the ownership of Management Group Shares, voting agreement or otherwise, the minimum number of votes that would be necessary to authorize or take any action on behalf of the Management Group. No member of the Management Group’s board of managers and no Management Group Manager (other than any Management Group Member) will be adverse (including, without limitation, as a result of his/her relationship with any competitor of Knight Capital) to Knight Capital or any of its affiliates, as determined by Knight based on its good faith reasonable determination.

SECTION 9.04 INTENTIONALLY OMITTED

SECTION 9.05 Approved Sale.

(a) (i) If a Sale of the Company to an Independent Third Party (other than pursuant to clause (ii) below) is approved by the holders of at least 75% of the Shares (in such case, the “Approving Members”) or (ii) if a Sale of the Company to an Independent Third Party for aggregate consideration payable in respect of the membership interests of equal to or greater than $450 million in cash is approved by the Management Group (in such case, the “Approving Members”) (in the case of either (i) or (ii), an “Approved Sale”), each Member shall vote for, consent to and raise no objections against such Approved Sale, and shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company or the Approving Members. In furtherance of the foregoing:

(i) If the Approved Sale is structured as a merger or consolidation, each Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation.

(ii) If the Approved Sale is structured as a sale of Shares, each Member shall agree to sell all of its Shares on the terms and conditions approved by the Approving Members.

(iii) If the Approved Sale is structured as a sale of assets, each Member shall approve any subsequent liquidation of the Company in connection therewith.

(b) Conditions to Obligations. The obligations of the Members with respect to the Approved Sale are subject to the satisfaction of the following conditions:

(i) Upon the consummation of the Approved Sale, each Member shall receive the same portion of the aggregate consideration that such Members would have received if such aggregate consideration had been distributed by the Company in a dissolution pursuant to Article X.

(ii) Each Member transferring Shares pursuant to this Section 9.05 shall pay its pro rata share (based on the number of Shares to be sold) of any indemnification or other obligations (including expenses) that the holders of at least 75% of the Shares agree to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Shares, which obligation shall be borne by the relevant Member); provided, that, no holder shall be liable under any indemnity or other obligations in excess of the net cash proceeds paid to such Member in connection with the Approved Sale.

(iii) Each Member shall only be obligated to make representations or warranties as to such Member’s (i) title and ownership of the Shares being sold by such Member, (ii) authorization execution and delivery of relevant documents by such Member and (iii) and the enforceability of relevant documents against such Member.

(c) Right of First Refusal. In the event that the Company or the Management Group has received a bona fide offer (an “Offer”) to complete a Sale of the Company to an Independent Third Party which the Management Group proposes to pursue under clause (ii) of the definition of “Approved Sale”, Knight (and/or one of its affiliates) shall have an option, exercisable within thirty (30) days of written notice from the Management Group of such Offer (which notice shall include a detailed description of the Offer and its terms), to be the acquiring party in a Sale of the Company at the same price and on the same terms and conditions (or, to the extent that the same are not commercially reasonable under the circumstances, substantially similar terms and conditions) (in each case, solely to the extent relating to the acquisition of the equity interests and/or the assets of the Company) as the terms and conditions contained in the Offer. If Knight exercises such option, the Company and each Member shall be obligated to complete the Sale of the Company on such terms and such Sale of the Company shall be deemed an Approved Sale for purposes of this Section 9.05. If Knight does not exercise such option, a subsequent sale to the Independent Third Party (or any of its affiliates) shall only be deemed an Approved Sale if it is completed within one hundred and twenty (120) days of Knight declining to exercise such option and if it is on the terms set forth in the notice of the Offer provided to Knight.

(d) The following terms shall be defined for purposes of this Limited Liability Company Agreement as set forth below:

(i) “Sale of the Company” means the sale of the Company pursuant to which a party or parties acquire (i) by any means including by merger, consolidation, exchange of equity interests or sale or transfer of all of the Company’s membership interests or other equity interests (or the entity surviving such merger, consolidation or exchange of equity interests) or (ii) all or substantially all of the Company’s assets (subject to de minimis exceptions).

(ii) “Independent Third Party” means any person or entity in which at least 51% of the equity or other ownership interests of any kind in such person or entity immediately prior to the contemplated transaction is beneficially owned (and for eighteen (18) months following the contemplated transaction will be owned) by persons or entities who do not directly or indirectly beneficially own any of the Shares prior to the contemplated transaction.

ARTICLE X

TERMINATION

SECTION 10.01 Dissolution. The Company shall be dissolved and its business wound up as soon as practicable following the occurrence of any of the following events, whichever shall first occur (the “Termination Date”):

(a) the dissolution, liquidation or final adjudication as bankrupt or the filing of a voluntary petition in bankruptcy of the Management Group; and

(b) the mutual written consent thereto of all of the Members.

SECTION 10.02 Distributions upon Dissolution. Upon the dissolution of the Company as a result of any of the events set forth in Section 10.01 hereof, the Members (or, if dissolution should occur by reason of Section 10.01(a) hereof, the last remaining Member), acting together, shall proceed, subject to the provisions herein, to liquidate the Company and apply the proceeds in such liquidation, or in their sole discretion to distribute Company assets, in the following order of priority:

(a) first, to the payment of debts and liabilities of the Company (including any loans or advances that may have been made by any of the Members to the Company pursuant to Section 4.01(f) or as otherwise approved in accordance with Section 6.04); and

(b) thereafter, to all Members with positive Capital Account balances, in proportion to such Capital Account balances (after making the adjustment provided in Section 10.03), until such balances are reduced to zero.

SECTION 10.03 Distributions in Cash or in Kind. Upon dissolution, the Members, their successors or other representatives may in their sole discretion (a) liquidate all or a portion of the Company assets and apply the proceeds of such liquidation as set forth in Section 10.02 hereof or (b) determine the value of any Company assets not sold or otherwise disposed of (including, if they so determine, hiring an appraiser), and any unrealized gain or loss shall be allocated in the same manner such item would have been allocated pursuant to Sections 5.03 or 5.04 as though the properties in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in the proportions set forth in Section 10.02 hereof; provided, that, the Members shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash the debts and liabilities (foreseen, contingent or otherwise) set forth in Sections 10.02(a) and (b) hereof.

SECTION 10.04 Time for Liquidation. A reasonable time period shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to reasonably minimize the losses attendant upon such liquidation.

SECTION 10.05 Members Not Personally Liable for Return of Capital Contributions. None of the Members or any of their respective Affiliates shall be personally liable for the return of the Capital Contributions of any Member and such return shall be made solely from available Company assets, if any, and each Member hereby waives any and all claims it may have against the other Members in this regard.

SECTION 10.06 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

SECTION 10.07 Cancellation of Certificate. Upon the completion of the distribution of the Company’s assets upon dissolution of the Company, the Company and this Limited Liability Company Agreement (other than such provisions which, by their terms or nature, survive such transaction) shall be terminated, all Shares shall be cancelled and the Managers shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

SECTION 10.08 Cessation of Deephaven Management, Deephaven International, Deephaven Asia and the Funds. Upon dissolution of the Company as a result of any of the events set forth in Section 10.01, unless Knight elects to continue the business the Company, the Management Group, the Management Group Members and Knight will take all such action as deemed necessary and advisable to cause the cessation, as soon as possible, of the businesses of Deephaven Management, Deephaven International and Deephaven Asia and the operation of the Funds including, without limitation, providing such notices as may be required by the governing documents of the Funds.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Limited Liability Company Agreement.

SECTION 11.02 Indemnities.

(a) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member, officer or Manager of the Company, or is or was serving at the request of the Company as a director, officer or employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Member, Manager or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including reasonable attorneys’ fees and expenses) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a Member, Manager officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in (a) and (b) of this Section 11.02, or in defense of any claim, issue or matter therein, he shall be indemnified by the Company against expenses (including reasonable attorneys’ fees and expenses) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under (a) and (b) of this Section 11.02 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Member, Manager or officer, is proper in the circumstances because he has met the applicable standard of conduct set forth in such paragraphs (a) and (b). Such determination shall be made (i) by Super-Majority Vote of the Managers who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of at least two disinterested Managers so directs, by independent legal counsel by written advice.

(e) Expenses (including reasonable attorneys’ fees and expenses) incurred by a Member, Manager or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Member, Manager, or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company authorized in this Section 11.02.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.02 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of Managers or disinterested Managers or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(g) The Company may purchase and maintain insurance on behalf of any person who is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

(h) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.02 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Member, Manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(i) No amendment to or repeal of this Section 11.02 shall apply to or have any effect on the rights of any person entitled to indemnification or other rights under the terms of this Section 11.02 prior to such amendment or repeal to the extent such indemnification or other rights relate, in whole or on part, to acts or omissions occuring prior to such amendment and repeal.

(j) Except as set forth in this Section 11.02(j), the rights to indemnification and advancement of expenses provided by this Section 11.02 shall expressly include the rights of Knight and any of subsidiaries and affiliates to be so indemnified and have expenses advance in respect of any liabilities, losses, costs and expenses, including indemnification or advancement obligations, if any, incurred by Knight or any of its subsidiaries or affiliates arising out of or relating to senior management turnover at Deephaven Management or the Business resulting from, or otherwise relating to, the execution of the Option Agreement and the related employment agreements. Notwithstanding anything else herein to the contrary, neither the Company nor any of its subsidiaries or affiliates shall have any liability or responsibility for (including by way of indemnification of the Management Group or the Management Group Members, including pursuant to this Section 11.02) any liabilities, suits, claims, actions, causes of actions, debts or expenses (collectively, the “Management Group

Liabilities”) resulting from or related to (x) actions or omissions of any of the Management Group or the Management Group Members (other than any such actions or omissions with respect to which the chief executive officer, chief financial officer or chief legal officer of Knight Capital specifically consented or specifically directed such person or entity to take, as to which indemnification shall be available upon the terms set forth in this Section 11.02), regardless of when occurring or incurred, in connection with or relating to the identity or make-up of, or allocations among, the participants in the management group that entered into the Option Agreement and the related employment agreements or arising out of or relating to the relationships between and among the Management Group and the Management Group Members or (y) personal actions or omissions in connection with matters between or among the Management Group Members and/or between or among one or more of the Management Group Members and other current or former employees of the Business.

(k) Upon a Determination with respect to the taxable year of exercise of either the Regular Option or the Change of Control Option or thereafter, but prior to a Sale of the Company, that any Management Group Member recognized ordinary income directly or indirectly on the Effective Date as a result of a compensatory shift in the capital of the Company (other than capital shifts among members of the Management Group), Knight shall pay such Management Group Member an amount equal to (i) the amount of such compensation income multiplied by (ii) the maximum combined U.S. federal and Minnesota state income tax rate applicable to such compensation income in the year in which such compensation income is required to be recognized, taking into account the deductibility of Minnesota income tax for U.S. federal income tax purposes (the “Effective Income Rate”), together with any interest and penalties on such product, and divided by (iii) one minus the Effective Income Rate. If, as a result of such compensatory shift in capital, the tax basis of any Shares held directly or indirectly by a Management Group Member is increased and upon a sale or exchange of such Shares, the amount realized by such Management Group Member directly or indirectly in such sale or exchange is (A) equal to or greater than the increase in such tax basis, such Management Group Member shall pay to Knight upon such sale or exchange an amount equal to the (i) amount of such increase multiplied by (ii) the maximum combined U.S. federal and Minnesota state income tax rate applicable to long-term capital gains, taking into account the deductibility of Minnesota income tax for U.S. federal income tax purposes in the taxable year that includes such sale or exchange (the “Effective Gains Rate”) and divided by (iii) one minus the Effective Income Rate or (B) less than the increase in such tax basis, such Management Group Member shall promptly pay to Knight, upon the realization by such Management Group Member directly or indirectly of a tax benefit from the utilization of any loss resulting from such sale or exchange (or from the sale or exchange of any successor property having the same basis as such Shares), an amount equal to (i) the excess of such increase in basis over the amount realized from such sale or exchange multiplied by (ii) the Effective Gains Rate and divided by (iii) one minus the Effective Income Rate. The Management Group Members shall provide (or cause to be provided) to Knight such information as Knight reasonably requests to determine whether a tax benefit described above has been realized. For purposes of this Section 11.02(k), any loss generated directly or indirectly from the sale or exchange of Shares (or successor property) held directly or indirectly by any

Management Group Member shall be deemed to be used directly or indirectly by such Management Group Member prior to any other applicable capital loss. The parties to this Agreement agree to treat any payment made by any Management Group Member to Knight pursuant to this Section 11.02(k) as an adjustment to the indemnification payment made by Knight to such Management Group Member pursuant to the first sentence of this Section 11.02(k).

(l) Upon a Determination, following a Sale of the Company, that any Management Group Member recognized ordinary income directly or indirectly on the Effective Date as a result of a compensatory shift in the capital of the Company (other than capital shifts among members of the Management Group), Knight shall pay such Management Group Member an amount equal to (A) the amount of such compensation income multiplied by (B) the excess, if any, of (i) the maximum combined U.S. federal and Minnesota state income tax rate applicable to such compensation income in the year in which such compensation income is required to be recognized, taking into account the deductibility of Minnesota income tax for U.S. federal income tax purposes, together with any interest and penalties on such product, over (ii) the maximum combined U.S. federal and Minnesota state income tax rate applicable to long-term capital gains in the taxable year in which such Sale of the Company was consummated, taking into account the deductibility of Minnesota income tax for U.S. federal income tax purposes. Without limiting Knight’s rights under any other provisions of this Agreement, Knight shall not be entitled to recover sales proceeds from any Management Group Member solely as a result of such Determination.

(m) If and to the extent that at any time prior to a Sale of the Company H M Revenue & Customs determines that IUMV of Nunn’s Interest was greater than zero, Knight shall pay Nunn an amount equal to (i) the proportion of any earnings arising to Nunn directly as a result of the acquisition of his Interest solely as a result of the Effective Date Fair Market Value being determined by H. M. Revenue & Customs to be greater than the initial figure for Effective Date Fair Market Value set out in Section 2.02 hereof (and not, for the avoidance of doubt, as a result of any cash or other assets provided or contributed directly or indirectly to Management Group or the Company by the Managers) multiplied by (ii) the maximum combined United Kingdom income tax and employee national insurance contributions rate applicable to such earnings in the year of assessment in which such earnings are taxable for United Kingdom tax purposes (the “Effective UK Rate”), together with any interest and penalties on such product, and divided by (iii) one minus the Effective UK Rate. If, as a result of receipt of such earnings or payment of United Kingdom income tax or employee national insurance contributions in respect of such earnings or the making of the election referred to in Section 11.02(o) below, the base cost of Nunn’s Interest or of any Shares directly or indirectly beneficially owned by Nunn for purposes of United Kingdom capital gains tax is increased and upon a sale, exchange or other disposition of such Interest or Shares, the amount realized by, or attributable to, Nunn directly or indirectly in such sale, exchange or other disposition is (A) equal to or greater than the increase in such base cost, Nunn shall pay to Knight upon such sale, exchange or other disposition an amount equal to the (i) amount of such increase multiplied by (ii) the maximum United Kingdom capital gains tax rate applicable to such sale, exchange or other disposition in the tax year that includes such sale, exchange or other disposition (the “Effective UK Gains Rate”) and divided by (iii) one minus the Effective Income Rate (as defined in Section 11.02(k) above) or (B) less than the increase in such base cost, Nunn shall promptly pay to Knight, upon the realization by Nunn directly or indirectly of a tax benefit from the utilization of any loss resulting from such sale, exchange or other disposition (or from the sale, exchange or other disposition of any successor property or property that is treated for United Kingdom tax purposes as deriving from the Interest or Shares and that, in either case, has the same base cost as such Interest or Shares), an amount equal to (i) the excess of such increase in base cost over the amount realized from such sale, exchange or other disposition multiplied by (ii) the Effective UK Gains Rate and divided by (iii) one minus the Effective Income Rate. Nunn shall provide (or cause to be provided) to Knight such information as Knight reasonably requests to determine whether a tax benefit described above has been realized. For purposes of this Section 11.02(m), any loss generated directly or indirectly from the sale, exchange or other disposition of Nunn’s Interest or of Shares beneficially owned directly or indirectly by Nunn (or successor property or property that is treated for United Kingdom tax purposes as deriving from the Interest or Shares) shall be deemed to be used directly or indirectly by Nunn prior to any other applicable capital loss. Knight and Nunn agree to treat any payment made by Nunn to Knight pursuant to this Section 11.02(m) as an adjustment to the indemnification payment made by Knight to Nunn pursuant to the first sentence of this Section 11.02(m).

(n) If and to the extent that at any time following a Sale of the Company H. M. Revenue & Customs determines that IUMV of Nunn’s Interest was greater than zero, Knight shall pay Nunn an amount equal to (A) the proportion of any earnings arising to Nunn directly as a result of the acquisition of his Interest solely as a result of the Effective Date Fair Market Value being determined to be greater than the initial figure for Effective Date Fair Market Value set out in Section 2.02 hereof (and not, for the avoidance of doubt, as a result of any cash or other assets provided or contributed directly or indirectly to Management Group or the Company by the Managers) multiplied by (B) the excess, if any, of (i) the Effective UK Rate, together with any interest and penalties on such product, over (ii) the maximum United Kingdom capital gains tax rate applicable to chargeable gains arising as a result of the Sale of the Company in the taxable year in which such Sale of the Company was consummated. Without limiting Knight’s rights under any other provisions of this Agreement, Knight shall not be entitled to recover sales proceeds from Nunn solely as a result of such determination

(o) The obligations of Knight under Sections 11.02(m) and (n) are conditioned upon (i) Nunn and Deephaven Capital Management International Ltd making and providing to Knight a copy of a valid election under section 431(1) of the United Kingdom Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”), in a form approved by the Commissioners for Her Majesty’s Revenue & Customs, not more than fourteen days after the acquisition by Nunn of his Interest; (ii) Nunn maintaining in any discussions, correspondence, filings or returns with any taxation authority (including, without limitation, H.M. Revenue & Customs) that IUMV of his Interest is not more than $[1,000] and not taking any position in any such discussions, correspondence, filings or returns or otherwise which is inconsistent with such view, except where by mutual written agreement between Knight and Nunn a different position is required to be taken;

and (iii) Nunn acquiring his Interest on or about the date hereof. In the event that Nunn fails to comply with the requirements of any of clause (i), (ii) or (iii) of the preceding sentence, Knight shall have no obligation to pay any amounts, and shall be entitled to recover any amounts already paid pursuant to Sections 11.02(m) or (n).

(p) For purposes of this Section 11.02, (i) “Determination” shall have the meaning set forth in Section 1313(a) of the Code; (ii) “IUMV” shall mean what would have been the market value of Nunn’s Interest at the time of acquisition but for any restrictions and shall be construed in accordance with section 428 of ITEPA; (iii) “earnings” shall have the meaning set forth in section 62 of ITEPA; and (iv) “Interest” shall mean the interest acquired by Nunn in the Management Group on December 21, 2006, or, in the event that H. M. Revenue & Customs determines that any of the Shares owned by Management Group constitute “employment-related securities” acquired by reason of an employment of Nunn, such Shares

(q) For the avoidance of doubt, the obligations of Knight under Sections 11.02(m) and (n) apply only if and to the extent that the earnings in question arise directly as a result of the acquisition of Nunn’s Interest and do not extend to earnings arising as a result of or in respect of any post-acquisition event (other than the making of the election referred to in Section 11.02(o) above).

(r) Notwithstanding anything to the contrary in this Agreement, Nunn shall not be entitled to any indemnification for US federal, state or local income or other taxes.

(s) Knight and the Management Group each acknowledge that the future profitability and success of the Company are inherently uncertain and highly volatile. In addition, each of Knight and the Management Group acknowledges that it has had the opportunity to perform a full and complete due diligence examination of the financial condition, assets and liabilities and prospects of the Company immediately prior to the Effective Date.

(t) The obligations of the parties described in Sections 11.02(k) through 11.02(r) shall survive the filing of a Certification of Cancelation by the Company.

SECTION 11.03 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telex or by registered or certified mail (return receipt requested, with postage prepaid), to the respective parties at the following addresses:

if to the Company, to:

Deephaven Capital Management Holdings LLC

130 Cheshire Lane

Suite 120

Minnetonka, Minnesota 55305

Telephone: 952-249-5519

Telecopier: 952-249-5384

Attention: General Counsel

if to Knight, to:

Knight Capital Group, Inc.

Newport Tower

545 Washington Blvd.

Jersey City, New Jersey 07310

Telephone: 201-222-9400

Telecopier: 201-557-6853

Attention: Chief Legal Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Telecopier: (212) 735-2000

Attention: Daniel E. Wolf, Esq.

if to the Management Group:

Deephaven Managing Partners, LLC

130 Cheshire Lane

Suite 120

Telephone: 952-249-5519

Telecopier: 952-249-5384

Minnetonka, Minnesota 55305

with a copy to:

Kaplan, Strangis and Kaplan, P.A.

5500 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Telephone: 612-904-5604

Telecopier: 612-375-1143

Attention: Harvey F. Kaplan, Esq.

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section.

SECTION 11.04 Governing Law. This Limited Liability Company Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and performed entirely in that state. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state court located in the State of Delaware in the event any dispute arises out of this Limited Liability Company Agreement, (b) agrees that it shall not bring any action relating to this Limited Liability Company Agreement in any court other than any state court located in the State of Delaware and (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or to assert any rights it may have to transfer or change the venue of any action relating to this Limited Liability Company Agreement brought in accordance with this Section 11.04.

SECTION 11.05 Headings; Section and Article References. All titles or captions contained in this Limited Liability Company Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Limited Liability Company Agreement. All references in this Limited Liability Company Agreement to specific “Sections” or “Articles” shall be deemed to be references to Sections or Articles, respectively, of this Limited Liability Company Agreement, unless the context otherwise requires.

SECTION 11.06 No Third-Party Beneficiaries; No Partnership.

Except for rights in Section 11.02, (x) this Limited Liability Company Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and (y) nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever. It is expressly understood and agreed that the Members shall not have the relationship of partners to each other and that neither Member shall owe the other the fiduciary duties of a partner; provided, however, that it is understood and agreed that the Company will be treated as a partnership for tax purposes and the preceding clause shall in no way affect, limit or restrict any such tax treatment.

SECTION 11.07 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or the Company shall impair or affect the right of such party or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party or of the Company, or the obligations of the party to whom such extension or indulgence is granted.

SECTION 11.08 Severability. If any term or other provision of this Limited Liability Company Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Limited Liability Company Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Liability Company Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.09 Assignment. This Limited Liability Agreement shall be binding upon and inure to the benefit of each of the Members and their respective successors and permitted assigns; provided, that neither this Limited Liability Company Agreement nor any rights hereunder may be assigned by operation of law or otherwise without the express prior written consent of each of the Members except pursuant to a Transfer of Shares in compliance with Article IX and except that Knight may assign all or a portion of its rights and delegate all or a portion of its duties under this Limited Liability Company Agreement in whole or in part to one or more wholly owned direct or indirect subsidiaries of Knight Capital to which all of the Shares held by Knight are transferred.

SECTION 11.10 Consents. Any consent or approval to any act or matter required under this Limited Liability Company Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Limited Liability Company Agreement to any other act or matter.

SECTION 11.11 Entire Agreement. This Limited Liability Company Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and all prior agreements relative hereto are terminated.

SECTION 11.12 Counterparts. This Limited Liability Company Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

SECTION 11.13 Person Defined. As used in this Limited Liability Company Agreement, “person” shall mean any individual, entity, estate, firm, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or association, or any other incorporated or unincorporated entity.

SECTION 11.14 No Assumption in Drafting. The parties hereto acknowledge and agree that (i) each party has reviewed and negotiated the terms and person provisions of this Limited Liability Company Agreement and has had the opportunity to contribute to its revision, and (ii) each party has been represented by counsel in reviewing and negotiating such terms and provisions. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Limited Liability Company Agreement. Rather, the terms of this Limited Liability Company Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

SECTION 11.15 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Limited Liability Company Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Limited Liability Company Agreement, or the transactions contemplated by this Limited Liability Company Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney or any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of such waiver and (iii) each such party has been induced to enter into this Limited Liability Company Agreement by, among other things, the mutual waivers and certifications in this Section 11.15.

SECTION 11.16 Amendments. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Liability Company Agreement as of the day and year first above written.

KNIGHT CAPITAL GROUP, INC., solely with respect to Sections 3.01 and 7.11.

/s/ Steven Bisgay
Name:	Steven Bisgay
Title:	Senior Managing Director and Chief Financial Officer

KFP HOLDINGS I LLC

By:	Knight Capital Group, Inc. its sole member

/s/ Steven Bisgay
Name:	Steven Bisgay
Title:	Senior Managing Director and Chief Financial Officer

DEEPHAVEN MANAGING PARTNERS, LLC

/s/ Colin Smith
Name:	Colin Smith
Title:	Chief Executive Officer and Chief Investment Officer

/s/ Colin Smith
Colin Smith

/s/ Shailesh Vasundhra
Shailesh Vasundhra

/s/ Matthew Nunn
Matthew Nunn